Exhibit 99.1

National Dentex Announces End of “Go-Shop” Period

NATICK, Mass.--(BUSINESS WIRE)--May 13, 2010--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in North America, today announced the expiration, at 11:59 p.m. (Boston time) on May 12, 2010, of the “go-shop” period during which it was permitted to solicit alternative proposals to its proposed merger with an affiliate of GeoDigm Corporation (“GeoDigm”), a technology based manufacturing and laboratory company and a portfolio company of Welsh, Carson, Anderson & Stowe XI, L.P. (“Welsh Carson”).

On April 2, 2010, National Dentex entered into a definitive agreement and plan of merger to be acquired by GDC Holdings, Inc. (“GDC”), which is a holding company of GeoDigm. During the “go-shop” period contemplated by the terms of the merger agreement, National Dentex was permitted to, among other things, initiate, solicit and encourage, and to enter into and maintain or participate in discussions and negotiations with respect to, alternative acquisition proposals regarding National Dentex. The go-shop process was conducted on National Dentex’s behalf by its financial advisor, BB&T Capital Markets.

During the “go-shop” period, BB&T Capital Markets contacted 63 potential transaction partners at the request of and on behalf of National Dentex, including strategic partners and financial sponsor firms. Of the 63 parties contacted, five entered into confidentiality agreements and reviewed nonpublic information regarding National Dentex. Despite this solicitation of interest, none of the contacted parties submitted a written acquisition proposal with respect to National Dentex.

National Dentex is now prohibited by the “no shop” provisions of the merger agreement with GDC from, among other things, encouraging or soliciting third-party proposals, or providing information and engaging in discussions with third parties, regarding alternative acquisition proposals. Until the merger agreement is approved by its shareholders, however, National Dentex may respond to certain unsolicited third party written offers in accordance with the terms and conditions of the merger agreement to permit National Dentex’s board of directors to comply with its fiduciary duties.

National Dentex is continuing to work with GeoDigm and Welsh Carson to complete the merger in a timely manner. National Dentex expects the Merger to close at the end of its second quarter or early in the third quarter of 2010; however, consummation of the merger is subject to receipt of the approval of National Dentex shareholders, as well as satisfaction of other closing conditions.

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 43 dental laboratories located in 29 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

About GeoDigm

GeoDigm, based in Chanhassen, MN, is a leading innovator in dental and orthodontic imaging and manufacturing technology. It deploys its proprietary, digitally-enabled production system exclusively through its laboratories, delivering products and services to its client base of over five thousand dentists and orthodontists.

About Welsh, Carson, Anderson & Stowe

Welsh, Carson, Anderson & Stowe is one of the largest and most successful private equity firms focused in two industry sectors: information/business services and healthcare. Founded in 1979, Welsh, Carson has organized 15 limited partnerships with total capital of over $20bn. The firm is currently investing an equity fund, Welsh, Carson, Anderson & Stowe XI, L.P. and its current portfolio consists of 31 companies with combined revenues of approximately $27bn and EBITDA of $4bn.

Additional Information and Where You Can Find It

In connection with the proposed transaction, on April 27, 2010, National Dentex filed with the SEC a preliminary proxy statement on Schedule 14A. In addition, National Dentex will file with the SEC a definitive proxy statement on Schedule 14A and relevant documents. Investors and security holders of National Dentex are urged to read all relevant documents filed with the SEC, including the preliminary proxy statement and, when available, the definitive proxy statement because they contain important information about National Dentex and the proposed transaction. The preliminary proxy statement, the definitive proxy statement (when available) and any other documents filed by National Dentex with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by National Dentex by contacting National Dentex Investor Relations at dbecker@nationaldentex.com or via telephone at 508-907-7800. Investors and security holders are urged to read the preliminary proxy statement, the definitive proxy statement (when available) and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

National Dentex and its directors and certain executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from National Dentex’s shareholders in connection with the transaction. Information regarding the directors and executive officers and their respective interests in National Dentex by security holdings or otherwise is included in the preliminary proxy statement relating to the proposed transaction filed with the SEC on April 27, 2010 and will be included in the definitive proxy statement (when available). Each of these documents is available free of charge at the SEC’s web site at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents filed or to be filed with the SEC by National Dentex by contacting National Dentex at dbecker@nationaldentex.com or by phone at 508-907-7800.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this document include statements about the proposed transaction, future performance and completion of the transaction. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, conditions to the closing may not be satisfied and the transaction may involve unexpected costs, liabilities or delays, any of which could cause the transaction not to be consummated. Additional factors that may affect the future results of National Dentex are as set forth in its filings with the SEC, which are available at www.sec.gov. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. National Dentex is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

CONTACT:
National Dentex Corporation
Richard F. Becker, 508-907-7800
Executive Vice President & Treasurer